FOR IMMEDIATE RELEASE
March 2, 2009
CONTACT: Sharon McHale
703-903-2438

Freddie Mac Announces Resignation of CEO David Moffett

McLEAN, Va. – Freddie Mac (NYSE: FRE) today announced that its chief executive officer, David Moffett, has notified the chairman of the board of directors of his resignation from his position as chief executive and as a member of the board effective no later than March 13, 2009. The board of directors is working with the Federal Housing Finance Agency (FHFA) to appoint a successor to Moffett.

Moffett indicated that he wants to return to a role in the financial services sector. In his letter of resignation, he said, “I have enjoyed my time as CEO of Freddie Mac and I wish all the great employees the very best in the days to come.”

John Koskinen, chairman of the board, said, “We are very sorry to see David go. He made valuable contributions to Freddie Mac as the company transitioned into conservatorship.” Koskinen also said, “We expect to name an interim CEO before March 13 to assume David’s responsibilities once he leaves.” He added, “The board remains fully committed to ensuring the company continues its critical role in supporting the housing finance system during this difficult economic period.”

Management continues to estimate that FHFA, in its capacity as conservator of Freddie Mac, will submit a request to Treasury to draw an additional amount of approximately $30 billion to $35 billion under the Senior Preferred Stock Purchase Agreement between Freddie Mac and Treasury, following the timely filing of the company’s annual report on Form 10-K with the Securities and Exchange Commission.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. www.FreddieMac.com

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